Exhibit 99.1

FOR IMMEDIATE RELEASE
November 2, 2015

CONTACT:
Investors - (301) 968-9310
Media - (301) 968-9400

AMERICAN CAPITAL SENIOR FLOATING REPORTS NET INVESTMENT INCOME OF $0.33 PER SHARE FOR THE THIRD QUARTER 2015 AND EXTENSION OF ITS EXPENSE CAP
Bethesda, MD - November 2, 2015 - American Capital Senior Floating, Ltd. (“ACSF” or the “Company”) (Nasdaq: ACSF) today reported net investment income of $3.3 million, or $0.33 per share, for the quarter ended September 30, 2015 and net asset value (“NAV”) of $135.3 million, or $13.53 per share, as of September 30, 2015.
ACSF also announced that its manager, American Capital ACSF Management, LLC (the “Manager”) has agreed to extend the existing cap on certain operating expenses paid by the Company, which is set to expire in January 2016 and is generally set at 0.75% of equity, until the date of ACSF’s 2016 annual meeting of stockholders. At that meeting, the Company expects to submit to a vote of stockholders an amendment and restatement of its management agreement, which would extend the expense cap through December 31, 2020, and, subject to the expense cap, provide for reimbursement by ACSF to its Manager for costs associated with certain Manager-related personnel who provide services to ACSF.
THIRD QUARTER 2015 FINANCIAL HIGHLIGHTS

•	$3.3 million, or $0.33 per share, of net investment income

◦	Increased $0.01 per share from Q2 2015 net investment income of $0.32 per share

•	($7.2) million, or ($0.72) per share, net decrease in net assets resulting from operations

◦	$1.04 per share less than Q2 2015 net increase in net assets from operations of $0.32 per share

•	$135.3 million, or $13.53 per share, NAV as of September 30, 2015

◦	$1.01 per share decrease from June 30, 2015 NAV of $14.54 per share

•	$0.097 per share monthly dividend which equates to $0.291 per quarter

◦	8.6% annualized yield on the September 30, 2015 NAV per share

◦	10.5% annualized yield on the September 30, 2015 closing market price per share of $11.09

•	$258 million investment portfolio at fair value as of September 30, 2015

◦	72%, or $187 million, in first lien floating rate loans

◦	10%, or $26 million, in second lien floating rate loans

◦	18%, or $45 million, of equity in collateralized loan obligations (“CLOs”)

•	6.81% portfolio yield at cost as of September 30, 2015

◦	38 basis point decrease from 7.19% as of June 30, 2015

•	2.41% weighted average cost of funding as of September 30, 2015

•	0.92x debt to equity ratio as of September 30, 2015

◦	Increased 0.07x from 0.85x as of June 30, 2015

“This was a challenging quarter for the loan market,” said Mark Pelletier, President and Chief Investment Officer. “A global risk-off sentiment drove prices down, causing yields to widen across the board as a result of heightened credit concerns and reduced liquidity. CLOs were not immune to these issues and the CLO market experienced a general repricing, which was a major contributor to the decline in our NAV this quarter. Despite NAV volatility, cash flows from our portfolio, in particular from our CLO investments, remained strong during the quarter, which is a reflection of the underlying quality of our portfolio. Notwithstanding the volatility we experienced, we are pleased with our net investment income this quarter. In fact, it was our highest on record since our inception

American Capital Senior Floating, Ltd.
November 2, 2015

and gives us the ability to announce monthly dividends of $0.097 per share for November, December and January, which represents an annualized dividend yield of 10.5% on our September 30 share price of $11.09.”

“We are excited to report two corporate activities that we believe are beneficial to ACSF stockholders,” said John Erickson, Chief Financial Officer and Executive Vice President. “First, we have renegotiated our credit facility with Bank of America. The facility was resized to $135 million, the maturity date extended by three years to December 2018 and will provide for certain fee savings. In addition to the facility renewal, our Board of Directors has approved an amendment to our management agreement that provides for a five year extension to the expense cap, which limits other operating expenses at 0.75% of equity, in exchange for reimbursement of certain compensation expenses (subject to the expense cap) for personnel that provide services to ACSF. This amendment will not go into effect unless approved by our stockholders at the 2016 annual meeting. In the interim, our Manager has agreed to a temporary extension of the expense cap until our stockholders have an opportunity to vote on the amendment. We believe both of these events are a reflection of our confidence in ACSF’s corporate structure, management team and portfolio.”

PORTFOLIO AND INVESTMENT ACTIVITY
As of September 30, 2015, the fair market value of ACSF’s portfolio totaled $258 million and was comprised of $187 million (or 72%) of first lien floating rate loans, $26 million (or 10%) of second lien floating rate loans (collectively, the “Loan Portfolio”) and $45 million (or 18%) of CLO equity (the “CLO Portfolio” and, together with the Loan Portfolio, the “Portfolio”). The Portfolio had a weighted average yield (at cost) of 6.81% as of September 30, 2015. The weighted average yield on the Portfolio decreased 38 basis points from 7.19% as of June 30, 2015, primarily due to a lower yield on the CLO Portfolio, which decreased 174 basis points to 12.95% as of September 30, 2015. The decreased yield on the CLO Portfolio was primarily due to updated cash forecasts used to calculate the effective yield.
The Portfolio was actively managed during the quarter with $13.9 million of purchases and $19.8 million of sales and repayments. The following table depicts the Portfolio activity by investment type for the quarter ended September 30, 2015:

	Three Months Ended September 30, 2015
	First Lien		Second Lien		CLO Equity		Total
$ in millions	Amount	Yield (at cost)	Amount	Yield (at cost)	Amount	Yield (at cost)	Amount	Yield (at cost)
June 30, 2015 - Fair Value	$190.5	4.9%	$27.9	7.8%	$53.8	14.7%	$272.2	7.2%
Purchases	12.0	4.9%	1.9	7.1%	—	n/a	13.9	4.6%
Sales	(5.0)	(3.9)%	(3.0)	(7.2)%	—	n/a	(8.0)	(5.1)%
Repayments (1)	(7.7)	(5.2)%	(0.8)	(8.2)%	(3.4)	(14.7)%	(11.9)	(8.2)%
Net realized and unrealized loss	(2.8)	n/a	(0.6)	n/a	(7.1)	n/a	(10.5)	n/a
Other (2)	(0.1)	n/a	0.1	n/a	2.0	n/a	2.0	n/a
September 30, 2015 - Fair Value	$186.9	4.9%	$25.5	7.9%	$45.3	13.0%	$257.7	6.8%

(1)	CLO equity repayments reflect the amount of cash distributions received during the three months ended September 30, 2015.

(2)	Other includes amortization of discount/premium on the Loan Portfolio and income recognized on the CLOs using the effective interest method during the three months ended September 30, 2015.

RESULTS OF OPERATIONS
Net Investment Income
Net investment income totaled $3.3 million, or $0.33 per share, for the three months ended September 30, 2015. Gross investment income was $5.0 million for the quarter, with $3.0 million, or 60%, generated from the Loan Portfolio and $2.0 million, or 40%, generated from the CLO Portfolio. The average yield on the Loan Portfolio, CLO Portfolio and the Portfolio during the three months ended September 30, 2015 was 5.27%, 14.70% and 7.15%, respectively. Net expenses totaled $1.6 million for the three months ended September 30, 2015, with interest and other debt related costs of $0.8 million, management fees of $0.5 million and $0.3 million of other operating expenses, net.
Net Realized and Unrealized Gain / (Loss) From Investments
Net depreciation from investments for the three months ended September 30, 2015 totaled $(10.5) million and were comprised of $(7.1) million of unrealized depreciation on the CLO Portfolio and $(3.4) million of unrealized depreciation on the Loan Portfolio. The decline in fair value of the CLO Portfolio was a result of a number of factors, including an increase in defaulted loan assets

American Capital Senior Floating, Ltd.
November 2, 2015

held by the CLOs, a decline in the NAV of the CLOs and a risk-off sentiment in the market which drove prices down significantly. The primary driver for the decline in fair value of the Loan Portfolio were investments with exposure to the commodities sector, specifically those portfolio companies in the oil & gas and metals & mining industries.

LIQUIDITY AND CAPITAL RESOURCES
As of September 30, 2015, ACSF’s wholly-owned consolidated financing subsidiary, ACSF Funding I, LLC (“ACSF Funding”), had $124.8 million outstanding on its $140.0 million revolving credit facility, resulting in a debt to equity ratio of 0.92x. As of September 30, 2015, ACSF had $17.4 million of available liquidity consisting of $2.2 million of cash and cash equivalents and $15.2 million of available capacity on its credit facility.

OTHER ITEMS
On October 29, 2015, ACSF Funding amended and restated its credit facility with Bank of America, N.A. (as amended and restated, the “Credit Facility”) to extend the maturity date from December 18, 2015 to December 18, 2018, decrease the commitment amount from $140 million to $135 million and implement an unused fee holiday when the facility is at least 90% utilized. Amounts drawn under the Credit Facility will continue to bear interest at a rate per annum equal to either (a) LIBOR plus 1.80%, or (b) 0.80% plus the highest of (i) the Federal funds rate plus 0.50%, (ii) Bank of America, N.A.’s prime rate or (iii) one-month LIBOR plus 1%.
In October 2015, ACSF’s Board of Directors and a majority of the directors who are not “Interested Persons,” as defined under the Investment Company Act of 1940, approved a renewal of the management agreement until January 15, 2017 and, subject to stockholder approval, an amendment and restatement of the management agreement, as described below.
In October 2015, ACSF’s Manager agreed to extend the 0.75% cap on other operating expenses until the date of the 2016 annual meeting, at which time the Company expects to submit to a vote of stockholders an amendment and restatement of the management agreement which would (i) extend the expense cap through December 31, 2020, (ii) subject to the expense cap, provide for reimbursement by ACSF to its Manager for certain compensation expenses related to legal, compliance and internal audit personnel of the Manager and its affiliates who provide services to ACSF and (iii) make certain other immaterial changes.

DIVIDENDS
On November 2, 2015, the Company announced the declaration of monthly dividends of $0.097 per share for each of November 2015, December 2015 and January 2016. This dividend rate represents an 8.6% annualized yield on the September 30, 2015 NAV of $13.53 and a 10.5% annualized yield on the September 30, 2015 closing market price per share of $11.09. The monthly cash dividends will be paid to common stockholders of record as set forth in the table below:

	Dividend per Share	Record Date	Ex-Dividend Date	Payment Date
November 2015	$0.097	November 20, 2015	November 18, 2015	December 2, 2015
December 2015	$0.097	December 24, 2015	December 22, 2015	January 5, 2016
January 2016	$0.097	January 22, 2016	January 20, 2016	February 2, 2016
Since its January 2014 IPO, the Company has declared a total of $22.9 million in dividends, or $2.29 per share.
ACSF’s Board of Directors considers estimated taxable income, GAAP income and economic performance when determining dividends. Actual taxable income may differ from GAAP income due to temporary and permanent differences in income and expense recognition and changes in unrealized appreciation and depreciation on investments. The Company currently expects dividends for 2015 and January 2016 to be from ordinary taxable income. The specific tax characteristics will be reported to stockholders on Form 1099 after the end of the calendar year. For additional detail, please visit the Company’s website at www.ACSF.com.

American Capital Senior Floating, Ltd.
November 2, 2015

AMERICAN CAPITAL SENIOR FLOATING, LTD.
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
($ in thousands, except per share data)

	September 30, 2015 (unaudited)	June 30, 2015 (unaudited)	March 31, 2015 (unaudited)	December 31, 2014	September 30, 2014 (unaudited)
Assets
Investments, fair value	$257,732	$272,191	$272,560	$276,370	$293,888
Cash and cash equivalents	2,247	2,458	2,161	1,757	5,254
Receivable for investments sold	2,007	3,812	13,932	2,983	5,453
Deferred financing costs	85	184	281	378	477
Interest receivable	660	560	565	704	522
Prepaid expenses and other assets	289	244	351	121	167
Receivable from affiliate	193	227	245	164	283
Total assets	$263,213	$279,676	$290,095	$282,477	$306,044

Liabilities
Credit facility payable	$124,800	$123,800	$127,800	$130,000	$135,000
Payable for investments purchased	995	8,400	13,138	4,226	18,403
Dividends payable	970	970	2,900	2,900	2,800
Management fee payable	558	563	578	577	609
Interest payable	62	76	78	80	85
Taxes payable	210	140	70	80	10
Payable to affiliate	202	183	184	212	228
Other liabilities and accrued expenses	160	181	221	167	369
Total liabilities	127,957	134,313	144,969	138,242	157,504

Net Assets
Common stock, par value $0.01 per share, 10,000,100 issued and outstanding, 300,000,000 authorized	100	100	100	100	100
Paid-in capital in excess of par	151,131	151,131	151,131	151,131	149,610
Undistributed net investment income	1,037	602	293	133	593
Accumulated net realized loss from investments	(986)	(981)	(1,059)	(1,366)	(66)
Net unrealized depreciation on investments	(16,026)	(5,489)	(5,339)	(5,763)	(1,697)
Total net assets	135,256	145,363	145,126	144,235	148,540
Total liabilities and net assets	$263,213	$279,676	$290,095	$282,477	$306,044

Net asset value per share	$13.53	$14.54	$14.51	$14.42	$14.85

American Capital Senior Floating, Ltd.
November 2, 2015

AMERICAN CAPITAL SENIOR FLOATING, LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands, except per share data)

	Three Months Ended
	September 30, 2015 (unaudited)	June 30, 2015 (unaudited)	March 31, 2015 (unaudited)	December 31, 2014 (unaudited)	September 30, 2014 (unaudited)
Investment income:
Interest	$4,987	$4,880	$4,741	$4,832	$4,554
Total investment income	4,987	4,880	4,741	4,832	4,554
Expenses:
Interest and other debt related costs	766	758	755	790	789
Management fee	558	563	578	577	609
Other operating expenses	479	510	523	447	566
Total expenses	1,803	1,831	1,856	1,814	1,964
Expense waiver	(193)	(227)	(245)	(164)	(283)
Net expenses	1,610	1,604	1,611	1,650	1,681
Net investment income before taxes	3,377	3,276	3,130	3,182	2,873
Income tax (provision) / benefit	(33)	(57)	(70)	(70)	20
Net investment income	3,344	3,219	3,060	3,112	2,893
Net realized and unrealized (loss) / gain on investments:
Net realized (loss) / gain on investments	(5)	78	307	(45)	(29)
Net unrealized (depreciation) / appreciation on investments	(10,537)	(150)	424	(4,493)	(2,618)
Income tax benefit	—	11	—	—	—
Net realized and unrealized (loss) / gain on investments	(10,542)	(61)	731	(4,538)	(2,647)
Net (decrease) / increase in net assets resulting from operations (“earnings” or “loss”)	$(7,198)	$3,158	$3,791	$(1,426)	$246

Net investment income per share	$0.33	$0.32	$0.31	$0.31	$0.29
Earnings (loss) per share	$(0.72)	$0.32	$0.38	$(0.14)	$0.02
Dividends per share	$0.29	$0.29	$0.29	$0.29	$0.28
Weighted average shares outstanding	10,000	10,000	10,000	10,000	10,000

American Capital Senior Floating, Ltd.
November 2, 2015

AMERICAN CAPITAL SENIOR FLOATING, LTD.
KEY PORTFOLIO STATISTICS
($ in thousands, except per share data)

	As of September 30, 2015 (unaudited)	As of June 30, 2015 (unaudited)	As of March 31, 2015 (unaudited)	As of December 31, 2014	As of September 30, 2014 (unaudited)

Investment Portfolio at FV
First Lien Floating Rate Loans	$186,950	$190,427	$192,728	$194,952	$211,526
Second Lien Floating Rate Loans	25,510	27,914	29,079	29,841	31,977
Total Senior Floating Rate Loans	212,460	218,341	221,807	224,793	243,503
CLO Equity	45,272	53,850	50,753	51,577	50,385
Total Investment Portfolio at FV	$257,732	$272,191	$272,560	$276,370	$293,888

Investment Portfolio at Cost
First Lien Floating Rate Loans	$191,863	$192,480	$194,099	$198,028	$212,369
Second Lien Floating Rate Loans	26,821	28,681	30,089	30,842	32,208
Total Senior Floating Rate Loans	218,684	221,161	224,188	228,870	244,577
CLO Equity	55,074	56,519	53,711	53,263	50,581
Total Investment Portfolio at Cost	$273,758	$277,680	$277,899	$282,133	$295,158

Asset Yield at Cost
First Lien Floating Rate Loans	4.90%	4.90%	5.02%	4.98%	4.95%
Second Lien Floating Rate Loans	7.85%	7.79%	7.81%	7.81%	7.83%
Total Senior Floating Rate Loans	5.26%	5.27%	5.39%	5.36%	5.33%
CLO Equity	12.95%	14.69%	14.02%	13.64%	12.35%
Total Investment Portfolio	6.81%	7.19%	7.06%	6.92%	6.53%

Quarterly Investment Activity (1)
Investment Purchases	$13,913	$38,904	$36,180	$17,705	$60,500
Investment Sales	$(7,954)	$(19,725)	$(36,663)	$(23,139)	$(41,255)
Investment Repayments (2)	$(11,889)	$(21,363)	$(5,777)	$(9,111)	$(11,616)

Loan Portfolio Statistics
Number of Obligors	127	127	121	117	122
Number of Industries	46	43	41	40	40
Largest Exposure as a % of Total Portfolio at FV	1.4%	1.3%	1.5%	1.4%	1.5%
Average Exposure as a % of Total Portfolio at FV	0.6%	0.6%	0.7%	0.7%	0.7%
% with LIBOR Floor	100.0%	100.0%	100.0%	100.0%	100.0%
Weighted-average LIBOR Floor	1.0%	1.0%	1.0%	1.0%	1.0%

American Capital Senior Floating, Ltd.
November 2, 2015

AMERICAN CAPITAL SENIOR FLOATING, LTD.
KEY PORTFOLIO STATISTICS
($ in thousands, except per share data)

	As of September 30, 2015 (unaudited)	As of June 30, 2015 (unaudited)	As of March 31, 2015 (unaudited)	As of December 31, 2014	As of September 30, 2014 (unaudited)

CLO Portfolio Statistics
Number of Issuers	19	19	17	16	14
CLO Managers	14	14	13	14	12
Largest Exposure as a % of Total Portfolio at FV	1.6%	1.8%	1.9%	1.9%	2.0%
Average Exposure as a % of Total Portfolio at FV	0.9%	1.0%	1.1%	1.2%	1.1%
Minimum % of Collateral in First Lien Loans (3)	91%	91%	91%	91%	91%
Cumulative Cash Receipts as a % of Original Cost (4)	31.1%	26.1%	20.9%	18.4%	15.3%

Liquidity and Capital Resources
Debt
Amount Available on Credit Facility	$140,000	$140,000	$140,000	$140,000	$140,000
Amount Drawn on Credit Facility	$124,800	$123,800	$127,800	$130,000	$135,000
Weighted Average Interest Rate on Debt at Period-end	2.00%	1.99%	2.02%	1.96%	1.95%
Weighted Average Cost of Funding at Period-end (5)	2.41%	2.40%	2.40%	2.32%	2.28%

Equity
NAV	$135,256	$145,363	$145,126	$144,235	$148,540
NAV Per Share	$13.53	$14.54	$14.51	$14.42	$14.85

Debt to Equity Ratio	0.92 x	0.85 x	0.88 x	0.90 x	0.91 x

Quarterly Dividends Per Share	$0.291	$0.291	$0.290	$0.290	$0.280

Economic Return (6)	(19.64%)	8.70%	10.66%	(3.75%)	0.40%

(1)	Activity presented for the fourth quarter of 2014 is unaudited.

(2)	Investment repayments include the distributions received from CLO equity investments.

(3)
Represents the weighted-average minimum percent of assets as allowed by each CLO’s indenture to be invested in first lien floating rate loans. Actual amounts invested in first lien floating rate loans may be higher.

(4)
Original cost included only for CLOs that have begun to make quarterly distributions to ACSF and are held at each period-end reporting date. The average holding period (in years) for the CLOs that have begun to make quarterly distributions is 1.4 as of September 30, 2015, 1.2 as of June 30, 2015, 1.1 as of March 31, 2015, 1.0 as of December 31, 2014, and 0.8 as of September 30, 2014.

(5)	Weighted average cost of funding includes interest cost, amortization of upfront fees and unfunded commitment fees.

(6)	Economic return defined as the dividends paid in the quarter, plus the change in NAV per share for the quarter, over the starting NAV per share. Quarterly returns have been annualized.

American Capital Senior Floating, Ltd.
November 2, 2015

STOCKHOLDER CALL
ACSF invites stockholders, prospective stockholders and analysts to attend the ACSF stockholder call on November 3, 2015 at 11:00 am ET. Callers who do not plan on asking a question and have access to the internet are encouraged to utilize the free live webcast at www.ACSF.com. Those who do plan on participating in the Q&A or do not have the internet available may access the call by dialing (877) 274-0811 (U.S. domestic) or (412) 902-6607 (international). Please advise the operator you are dialing in for the American Capital Senior Floating stockholder call.

A slide presentation will accompany the stockholder call and will be available at www.ACSF.com. Select the Q3 2015 Earnings Presentation link to download and print the presentation in advance of the stockholder call.

An archived audio replay of the stockholder call combined with the slide presentation will be made available on the ACSF website after the call on November 3, 2015. In addition, there will be a phone recording available one hour after the live call on November 3, 2015 through November 17, 2015. If you are interested in hearing the recording of the presentation, please access it for free on the ACSF website or dial (877) 344-7529 (U.S. domestic) or (412) 317-0088 (international). The access code for both domestic and international callers is 10073267.

For further information, please contact Investor Relations at (301) 968-9310 or IR@ACSF.com.

ABOUT AMERICAN CAPITAL SENIOR FLOATING
American Capital Senior Floating, Ltd. (Nasdaq: ACSF) is a non-diversified closed-end investment management company that invests primarily in senior secured first lien and second lien floating rate loans to large-market, U.S. based companies (“Senior Floating Rate Loans”) and in debt and equity tranches of collateralized loan obligations collateralized by Senior Floating Rate Loans. The Company has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. The Company is externally managed by American Capital ACSF Management, LLC, an indirect subsidiary of American Capital Asset Management, LLC, a wholly-owned portfolio company of American Capital, Ltd. For further information, please refer to www.ACSF.com.

ABOUT AMERICAN CAPITAL
American Capital, Ltd. (Nasdaq: ACAS) is a publicly traded private equity firm and global asset manager. American Capital, both directly and through its asset management business, originates, underwrites and manages investments in middle market private equity, leveraged finance, real estate, energy & infrastructure and structured products. American Capital manages $23 billion of assets, including assets on its balance sheet and fee earning assets under management by affiliated managers, with $81 billion of total assets under management (including levered assets). Through a wholly owned affiliate, American Capital manages publicly traded American Capital Agency Corp. (Nasdaq: AGNC), American Capital Mortgage Investment Corp. (Nasdaq: MTGE) and American Capital Senior Floating, Ltd. (Nasdaq: ACSF) with approximately $11 billion of total net book value. From its eight offices in the U.S., Europe and Asia, American Capital and its wholly owned affiliate, European Capital, will consider investment opportunities from $10 million to $600 million. For further information, please refer to www.americancapital.com.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking information and statements. Forward-looking statements give the Company’s current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Forward-looking statements are not guarantees of performance or results, and involve known and unknown risks, uncertainties (some of which are beyond the Company’s control), assumptions and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. Should one or more of these risks or uncertainties materialize, the Company’s actual results may vary in material respects from those projected in any forward-looking statements. A detailed discussion of these and other factors that may affect future results is contained in our filings with the U.S. Securities and Exchange Commission. Any forward-looking statement made by the Company in this press release speaks only as of the date on which it is made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.